ISCO International Announces New Chairman of the Board and Updates Fully Digital Platform

ELK GROVE VILLAGE, IL -- 06/12/2007 -- ISCO International, Inc. (AMEX: ISO), a leading supplier of RF-conditioning and interference-control solutions for the wireless telecommunications industry, announced that Ralph Pini has been elected Chairman of the Board of Directors. The Company also provided an update on its fully digital adaptive interference management platform.

On June 8, 2007, at a meeting of the Company's Board of Directors following the annual shareholders' meeting, the Board of Directors unanimously elected Ralph Pini, director since 2004, as Chairman of the Board. Jim Fuentes, the most recent Chairman, remains a director and has increased his service to the Company by becoming the Chairman of the Compensation Committee and joining the Audit Committee, in the positions vacated by Tom Powers' retirement.

John Thode, CEO of ISCO, updated shareholders on the status and purpose of the fully digital adaptive interference management platform at the June 8, 2007 annual shareholders' meeting. Following recent commentary in this space, Mr. Thode said, "By now many have seen a recent announcement by another entity about managing interference between accessories on a portable device. Many have asked about our response to this news. In summary, ISCO's adaptive interference management solutions are designed to detect and adaptively resolve more pervasive and fundamental problems involving spectral issues, competitive system interference and system interoperability." He added, "We don't believe that our competitive or intellectual property position has been impacted by this recent announcement. On the contrary, this announcement is yet another external point of validation of our strategy and demonstrates that there is a large and evolving market need. We look forward to delivery our first fully digital adaptive interference management product commercially later this year, and plan to leverage that platform shortly thereafter to address a number of horizontal applications."

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain "forward-looking statements" that reflect the Company's current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "looks," "expects," "plans," "intends" and similar expressions. These statements reflect the Company's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company's actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of the Company's technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company's need and ability to obtain additional financing in the future; the Company's need and ability to refinance its existing debt; the Company's history of net losses and the lack of assurance that the Company's earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company's ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for the Company's products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company's ability to attract and retain key personnel; the Company's ability to protect its intellectual property; the risks of foreign operations and the risks of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company's filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

Web site: http://www.iscointl.com

CONTACT:
Mr. Frank Cesario
PHONE: 847-391-9492

INTERNET: iscoir@iscointl.com